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Ameritrade Holding Corporation

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(AMERITRADE HOLDING CORPORATION LOGO)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 16, 2005

      The Annual Meeting of Stockholders of Ameritrade Holding Corporation (the “Company”) will be held at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska on Wednesday, February 16, 2005, at 10:30 a.m., Central Standard Time, for the following purposes:

1) To elect two Directors to the Board of Directors;

2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending September 30, 2005;

3) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

      Only stockholders of record at the close of business on December 20, 2004 will be entitled to notice of and to vote at the meeting.

      Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it promptly in the envelope enclosed for that purpose. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card, unless you request one, and we encourage you to vote online. If you did not elect to receive the materials through the Internet, you may still vote your shares electronically or telephonically by following the procedures described in the Company’s Proxy Statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and Stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

/s/ J. Peter Ricketts

J. Peter Ricketts, Secretary

Omaha, Nebraska

January 24, 2005

Ameritrade Holding Corporation

4211 South 102nd Street
Omaha, Nebraska 68127

PROXY STATEMENT

for
ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2005 Annual Meeting of Stockholders of Ameritrade Holding Corporation (the “Company”). The 2005 Annual Meeting will be held on Wednesday, February 16, 2005 at 10:30 a.m., Central Standard Time, at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about January 24, 2005.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

      The Company has one class of Common Stock. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of Directors. Only stockholders of record at the close of business on December 20, 2004 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 404,598,009 shares of Common Stock issued and outstanding.

      The accompanying proxy is solicited from the holders of the Common Stock on behalf of the Board of Directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy via the Internet, telephone or mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person. All shares of the Company’s Common Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. The Directors expect shares of the Common Stock held by executive officers and Directors of the Company will be voted “FOR” such proposals. Such shares represent approximately 32 percent of the Common Stock outstanding as of December 20, 2004.

      A quorum consisting of at least a majority of shares of Common Stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes, will be considered present at the meeting for purposes of determining a quorum.

Voting Electronically

      In order to vote online or via telephone, go to the www.ProxyVote.com Web site or call the toll-free number reflected on the enclosed proxy card, and follow the instructions. If you would like to receive future stockholder materials electronically, please enroll at www.investordelivery.com. Please have the proxy card you received in hand when accessing the site.

      Please refer to the proxy card enclosed herewith or to the e-mail announcement that you may have received for voting instructions. If you choose not to vote electronically, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided herewith.

      If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, please notify the Secretary of the Company of this request in writing at the address set forth at the top of this page.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

      The Company’s restated certificate of incorporation divides the Company’s Board of Directors into three classes, with three Directors per class and with each class being elected to a staggered three-year term. Currently the Company has eight Directors. J. Joe Ricketts, the Company’s Chairman and Founder, certain members of his family and trusts established for their benefit (collectively, the “Ricketts holders”) owned approximately 25.9% of our Common Stock as of the Record Date. Investment funds affiliated with Silver Lake Partners and TA Associates (collectively, the “Datek holders”) collectively owned approximately 7.5% of our Common Stock as of the Record Date. In connection with the merger of Ameritrade Online Holdings Corp. (“AOH”) (formerly Ameritrade Holding Corporation) and Datek Online Holdings Corp. (“Datek”) on September 9, 2002, the Ricketts holders and the Datek holders entered into a stockholders agreement (the “Stockholders Agreement”), effective September 9, 2002, that obligates the parties to vote their shares in favor of a Board of Directors consisting of nine members, of which three were to be designated by the Ricketts holders, three were to be designated by the Datek holders and three, who are neither affiliates of the Ricketts holders or the Datek holders nor employees of the Company (the “Non-affiliated Directors”), were to be selected with the agreement of the Ricketts holders and the Datek holders. Under the Stockholders Agreement, the original Datek holders, which included investment funds affiliated with Bain Capital, and the Ricketts holders each had the right to designate three Directors as long as their aggregate ownership of Company Common Stock exceeded a specified threshold. Prior to the Record Date, the original Datek holders’ aggregate ownership decreased below the threshold, which has resulted in a reduction in the number of Directors they may designate from three to two. Accordingly, one of the designees of the Datek holders, Stephen G. Pagliuca, will resign as a Director effective immediately prior to the 2005 Annual Meeting and the Datek holders will not have the right to designate a Director for election at the 2005 Annual Meeting. In addition, Bain Capital is no longer a Datek holder under the Stockholders Agreement.

      The Board has nominated J. Joe Ricketts and Dan W. Cook III as Class III Directors to be voted upon at the 2005 Annual Meeting, to serve terms ending at the 2008 Annual Meeting. J. Joe Ricketts is a designee of the Ricketts holders and Dan W. Cook III was referred by J. Joe Ricketts, evaluated by a professional search firm and evaluated and recommended by the Nominations Committee. A third Non-affiliated Director has not yet been selected as a Class III Director and the Board is not soliciting proxies for the election of a nominee for such seat at the 2005 Annual Meeting. Proxies cannot be voted for a greater number of persons than the two nominees named.

      Michael D. Fleisher, Glenn H. Hutchins and Thomas S. Ricketts are Class I Directors serving terms ending at the 2006 Annual Meeting. J. Peter Ricketts, C. Kevin Landry and Mark L. Mitchell are Class II Directors serving terms ending at the 2007 Annual Meeting. The Board of Directors has determined that Messrs. Cook, Fleisher, Hutchins, Landry and Mitchell are independent as defined in NASD Rule 4200.

      This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of two Class III Directors to be elected by them and the other matters described herein. The Board of Directors knows of no reason either of J. Joe Ricketts and Dan W. Cook III might be unavailable to serve as the Class III Directors, and each has expressed an intention to serve, if elected. If either of J. Joe Ricketts and Dan W. Cook III is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. With the exception of the Stockholders Agreement, there are no arrangements or understandings between either of the persons nominated to be a Class III Director and any other person pursuant to which any of such nominees was selected.

      The election of a Director requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote; provided that a quorum of at least a majority of the outstanding shares of Common Stock are represented at the meeting. Shares of Common Stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted towards the presence of a quorum but will not be considered present and voting. Therefore, abstentions and

“broker non-votes” will have no impact on the election of Directors. Proxies submitted pursuant to this solicitation will be voted for the election of each of J. Joe Ricketts and Dan W. Cook III as Class III Directors, unless specified otherwise.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF J. JOE RICKETTS AND DAN W. COOK III AS CLASS III DIRECTORS.

      The tables below set forth certain information regarding the Directors of the Company.

Nominees to Board of Directors

				Class and
				Year in
			Director	Which
Name	Age	Principal Occupation	Since	Term Expires

J. Joe Ricketts	63	Chairman and Founder of the Company	1981	Class III 2008
Dan W. Cook III	70	Senior Advisor, MHT Partners, L.P.	N/A	Class III 2008

      J. Joe Ricketts is currently Chairman of the Company’s Board of Directors. He also held the position of Chief Executive Officer from 1981 through February 2001, except for the period from March 1999 to May 2000, during which he was Co-Chief Executive Officer, and the period from May 2000 to August 2000, during which he did not hold the position of Chief Executive Officer. In 1975, Mr. Ricketts became associated with the Company and served as a Director and officer. By 1981, Mr. Ricketts acquired majority control of the Company. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with Ricketts & Co. and a branch manager with The Dun & Bradstreet Corporation, a financial information firm. Mr. Ricketts served as a member of the District Committee for District 4 of the NASD from 1996 to 1999. Mr. Ricketts received a B.A. in economics from Creighton University. Mr. Ricketts is the father of J. Peter Ricketts and Thomas S. Ricketts.

      Dan W. Cook III has been a senior advisor to MHT Partners, L.P., an investment banking firm, since 2001. Mr. Cook is a retired partner of Goldman Sachs & Co., a leading global investment banking firm. Mr. Cook was a general partner with Goldman Sachs from 1977 to 1992 and served as a senior director from 1992 to 2000. Mr. Cook serves on the boards of directors of Centex Corporation and Brinker International, Inc. He also serves on the Executive Board of the Edwin L. Cox School of Business at Southern Methodist University. Mr. Cook received an M.B.A. from Harvard Business School and a B.A. from Stanford University.

Directors Not Standing For Election

				Class and
				Year in
			Director	Which
Name	Age	Principal Occupation	Since	Term Expires

Michael D. Fleisher	40	Executive Vice President and Chief Financial Officer, Warner Music Group Inc.	2002	Class I 2006
Glenn H. Hutchins	49	Managing Director, Silver Lake Partners	2002	Class I 2006
C. Kevin Landry	60	Managing Director and Chief Executive Officer, TA Associates, Inc.	2002	Class II 2007
Mark L. Mitchell	44	Principal, CNH Partners, LLC	1996	Class II 2007
J. Peter Ricketts	40	Executive Vice President, Chief Operating Officer; Vice Chairman and Corporate Secretary of the Company	1999	Class II 2007
Thomas S. Ricketts	39	Chairman and Chief Executive Officer, Incapital LLC	2002	Class I 2006

      Michael D. Fleisher was named Executive Vice President and Chief Financial Officer of Warner Music Group Inc., a large privately held independent music company, in January 2005. From August 2004 to January 2005, he was an Executive in Residence at Bain Capital Ventures, where he was involved in sourcing, evaluating, transacting and overseeing investments. Bain Capital Ventures is the venture capital arm of Bain Capital, a private investment firm. Mr. Fleisher was Chairman of the Board of Gartner, Inc., a leading provider of research and analysis on the global information technology industry, from October 2001 to August 2004, and a director and Chief Executive Officer of Gartner from October 1999 to August 2004. From February 1999 to October 1999, he served as Gartner’s Chief Financial Officer and Executive Vice President, Finance and Administration. Mr. Fleisher joined Gartner in April 1993. Prior to joining Gartner, Mr. Fleisher worked at Bain Capital, Inc. where he was involved in the buyout of Gartner by management and Bain Capital from Saatchi & Saatchi in October 1990. Prior to working at Bain Capital, Mr. Fleisher was a consultant with Bain & Company, a global business consulting firm. Mr. Fleisher is on the board of NYC 2012, Inc. Mr. Fleisher holds a B.S. in economics from the Wharton School of the University of Pennsylvania.

      Glenn H. Hutchins is a Managing Director of Silver Lake Partners, a private equity firm which he co-founded in January 1999. From 1994 to 1999, Mr. Hutchins was a Senior Managing Director of The Blackstone Group, where he focused on private equity investing. Mr. Hutchins is a director of Gartner, Inc. and Seagate Technology. Mr. Hutchins holds an A.B. from Harvard University, an M.B.A. from Harvard Business School and a J.D. from Harvard Law School.

      C. Kevin Landry has served as a Managing Director and Chief Executive Officer of TA Associates, Inc., a private investment firm, since its incorporation in 1994. From 1982 to 1994, Mr. Landry served as a Managing Partner of its predecessor partnership. Mr. Landry also is a director of Instinet Group Incorporated. He is a member of the Private Equity Hall of Fame. He is a trustee of the Middlesex School, an Overseer of the Museum of Fine Arts, a member of the Executive Committee of Harvard University’s Committee on University Resources and Co-Chairman of the Harvard Boston Major Gifts Committee. Mr. Landry received an M.B.A. from The Wharton School of Finance and a B.A. in Economics from Harvard University.

      Mark L. Mitchell has served as a Director of the Company since December 1996 and served as a member of the Company’s Board of Advisors in 1993. Mr. Mitchell is a Principal at CNH Partners, LLC, an investment management firm, which he co-founded in 2001. He was a finance professor at Harvard University from 1999 to 2003 and was a finance professor at the University of Chicago from 1990 to 1999. Mr. Mitchell was a Senior Financial Economist for the SEC from 1987 to 1990. He is a member of the Nasdaq Quality of Markets Committee. He was a member of the Economic Advisory Board of NASD from 1995 to 1998.

Mr. Mitchell received a Ph.D. in Applied Economics and an M.A. in Economics from Clemson University, and received a B.B.A. in Economics from the University of Louisiana at Monroe.

      J. Peter Ricketts was named Executive Vice President and Chief Operating Officer of the Company in February 2004. He is also one of three members of the Company’s executive management team serving in the Office of the CEO, a consultative group that works closely with the CEO in developing and implementing corporate-wide initiatives. He has served as a Director since 1999, has been Secretary of the Company since May 2001 and also served as Secretary from November 1996 to October 1999. Since joining the Company in 1993, Mr. Ricketts has held various leadership positions, including President of the Private Client Division, Senior Vice President of Strategy and Business Development, Senior Vice President of Product Development and Senior Vice President of Marketing. Mr. Ricketts received an M.B.A. in marketing and finance and a B.A. in biology from the University of Chicago. J. Peter Ricketts is the son of J. Joe Ricketts and the brother of Thomas S. Ricketts.

      Thomas S. Ricketts is the Chairman and Chief Executive Officer of Incapital LLC, a company he co-founded in 1999. Incapital is a technologically oriented investment bank focused exclusively on the underwriting and distribution of fixed income products to individual investors. Incapital underwrites for several major U.S. corporations through its InterNotesSMproduct platform. From 1996 to 1999, Mr. Ricketts was a Vice President and an investment banker for the brokerage division of ABN AMRO. From 1995 to 1996, he was a Vice President at Mesirow Financial. From 1988 to 1994, Mr. Ricketts was a market maker on the Chicago Board Options Exchange. Mr. Ricketts holds an M.B.A. and a B.A. from the University of Chicago. Thomas S. Ricketts is the son of J. Joe Ricketts and the brother of J. Peter Ricketts.

Executive Officers

      The Company’s executive officers are as follows:

Name	Age	Position

J. Joe Ricketts	63	Chairman and Founder
Joseph H. Moglia	55	Chief Executive Officer
Phylis M. Esposito	53	Executive Vice President, Chief Strategy Officer
Michael R. Feigeles	48	Executive Vice President
Kenneth I. Feldman	40	President, Private Client Division
Kurt D. Halvorson	42	Executive Vice President, Chief Administrative Officer
Asiff S. Hirji	38	Executive Vice President, Chief Information Officer
Ellen L.S. Koplow	45	Executive Vice President and General Counsel
John R. MacDonald	49	Executive Vice President, Chief Financial Officer and Treasurer
Anne L. Nelson	51	Executive Vice President and Chief Marketing Officer
J. Peter Ricketts	40	Executive Vice President, Chief Operating Officer; Vice Chairman and Corporate Secretary

      See “Nominees to Board of Directors” for information regarding the business experience of J. Joe Ricketts and “Directors Not Standing For Election” for information regarding the business experience of J. Peter Ricketts.

      Joseph H. Moglia joined the Company as Chief Executive Officer in March 2001. Mr. Moglia joined the Company from Merrill Lynch & Co., Inc., a leading financial management and advisory company, where he served as Senior Vice President and head of the Investment Performance and Product Group for Merrill’s Private Client division. He oversaw all investment products, as well as the firm’s insurance and 401(k)

businesses. Mr. Moglia joined Merrill Lynch in 1984 and, by 1988, was the company’s top institutional sales person. In 1992 he became head of Global Fixed Income Institutional Sales and in 1995 ran the firm’s Municipal division before moving to its Private Client division in 1997. Prior to entering the financial services industry, Mr. Moglia was the defensive coordinator for Dartmouth College’s football team. He coached various teams for 16 years, authored a book on football and wrote 11 articles that were published in national coaching journals. Mr. Moglia serves on the boards of directors of AXA Financial, Inc. and of its subsidiary, The Equitable Life Assurance Society of the U.S. Mr. Moglia received an M.S. in economics from the University of Delaware and a B.A. in economics from Fordham University.

      Phylis M. Esposito joined the Company as Chief Strategy Officer in July 2001. Ms. Esposito is responsible for corporate strategy, focusing on the promotion and protection of the interests of the Company and its clients as may be affected by industry, regulatory and legislative issues. Ms. Esposito also oversees Investor Relations. From July 2001 to August 2003, Ms. Esposito oversaw mergers and acquisitions, strategic alliances, marketing, business development and corporate communications for the Company. Ms. Esposito has over 25 years of financial markets experience. From 1998 until joining the Company, she served as senior partner and project manager for Mathias & Company, Management Consultants. In that role, she provided strategic advice and business plan implementation to global financial institutions, professional financial service firms and multi-national corporations. Prior to that, she was a Senior Managing Director for Bear Stearns & Company. She was also a founding Partner and Chief Financial Officer for Artemis Capital Group, and a Vice President for Goldman Sachs. Ms. Esposito received an M.B.A. from Columbia University and holds a B.A. from Fordham University.

      Michael R. Feigeles joined the Company as Executive Vice President in February 2003. His duties include planning new initiatives for individual investors, including AmerivestTM, as well as developing relationships with Ameritrade institutional distribution channels, including financial advisors and institutions. Mr. Feigeles has over 25 years experience in the financial services industry, spent principally with Merrill Lynch from 1978 to 2001. Mr. Feigeles served as a first vice president and senior director of Merrill’s Managed Asset Group from 2000 to 2001 and of the Debt Marketing Group from 1999 to 2000. He was a first vice president in Merrill’s Global Equity Marketing division from 1990 to 1999. He received an M.B.A from Pace University in New York and a B.S. in accounting from the University of Maryland.

      Kenneth I. Feldman joined the Company as President of the Company’s Private Client Division in June 2004. His responsibilities include overseeing and developing the Company’s retail client business including its Ameritrade, Ameritrade ApexTM, Ameritrade PlusTM and Accutrade products. Mr. Feldman previously served as vice president of marketing at America West Airlines, Inc. from 2002 to 2004, where he was responsible for customer loyalty programs, advertising, business partner development, promotions, creative services and product and consumer marketing. He also held senior management positions in marketing, distribution and market development from 1996 to 2001 for the airline. Prior to America West, Mr. Feldman held various planning, performance management and finance positions with the Frito-Lay division of PepsiCo, as well as financial management positions with General Mills. Mr. Feldman earned a B.A. in economics from Rollins College and an M.B.A. with an emphasis in finance from the University of Chicago.

      Kurt D. Halvorson has served as Chief Administrative Officer since June 2001. He is responsible for communication and coordination of the Company’s Executive Management Team. In addition, he oversees human resources, corporate communications and facilities and administers corporate audit. Mr. Halvorson served as President of Advanced Clearing, Inc., a subsidiary of the Company, from 1997 to June 2001. He has been with the Company since 1987, also serving as Vice President and General Manager, and Vice President and Controller of Advanced Clearing. Before joining the Company, Mr. Halvorson was a Certified Public Accountant for Deloitte & Touche from 1984 to 1987. Mr. Halvorson is a former industry governor on the board of the Chicago Stock Exchange. He is a past member of the Securities Industry Association Membership Committee and Firm and Industry Analysis Committee (FIAC), and United Way Young Leaders Society. Mr. Halvorson earned his B.S.B.A. from the University of Nebraska in 1983 and is a Certified Public Accountant. In 2000, he graduated from the Securities Industry Institute at the Wharton School at the University of Pennsylvania.

      Asiff S. Hirji joined the Company as Chief Information Officer in April 2003. He is responsible for developing and implementing all Information Technology initiatives at Ameritrade, including business technology planning, application development as well as IT infrastructure and architecture. He is also one of three members of the Company’s executive management team serving in the Office of the CEO, a consultative group that works closely with the CEO in developing and implementing corporate-wide initiatives. He joined the Company from Bain & Company, where he led the IT Strategy practice for the company’s New York office from 2002 to 2003. Prior to that Mr. Hirji was, from 2000 to 2001, President and Chief Technology Officer for New York-based Netfolio, Inc., an online investment advisor that he took through the entire lifecycle from initial inception to growth and sale. He was also a founding member of the Mitchell Madison Group from 1992 to 2000, the second largest financial services strategic consultancy in the world. Mr. Hirji received an M.B.A from The University of Western Ontario and a B.S. in computer science from The University of Calgary.

      Ellen L.S. Koplow has served as General Counsel since June 2001. She oversees the Company’s Legal Department. She joined the Company in May 1999 as Deputy General Counsel and was named Acting General Counsel in November 2000. Prior to joining the Company, Ms. Koplow was managing principal of the Columbia, Maryland office of Miles & Stockbridge P.C. where she was responsible for the operations of attorneys and staff and concentrated her practice in the areas of corporate law, e-commerce, technology law, media and commercial contracts. Ms. Koplow graduated cum laude from the University of Baltimore Law School in 1983 where she was a member of the Heuisler Honor Society, a Scribes Award winner and a Comments Editor for the Law Review. She earned a B.A. in Government and Politics from the University of Maryland. She has been a member of the Maryland High Technology Council and has lectured extensively on technology-related issues. In 1998, she was selected by The Daily Record as one of Maryland’s Top 100 women.

      John R. (Randy) MacDonald has served as Chief Financial Officer since March 2000. He oversees all financial operations of the Company, including developing and planning financial transactions and Company-wide fiscal management. He is also responsible for risk management, tax planning and mergers and acquisitions. He is also one of three members of the Company’s executive management team serving in the Office of the CEO, a consultative group that works closely with the CEO in developing and implementing corporate-wide initiatives. Recently, he led the integration of Ameritrade and Datek into one company. Prior to joining the Company in March 2000, Mr. MacDonald served in a similar capacity with New York City-based Investment Technology Group, Inc., a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers. Mr. MacDonald has also held executive positions at Salomon Brothers and Deloitte & Touche. He graduated cum laude from Boston College with a B.S. in accounting.

      Anne L. Nelson joined the Company as Vice President of Marketing in November 1999 and was promoted to Chief Marketing Officer in August 2001. As Chief Marketing Officer, Ms. Nelson oversees marketing strategy including television, print and online advertising, brand management, client marketing and database management and acquisition. Previously, she served for six years as the executive vice president of marketing for HSBC Bank USA, where she headed retail, corporate and investment marketing for the United States. Prior to joining HSBC, Ms. Nelson spent 10 years with CoreStates Financial Corp. in a number of senior level positions in their retail marketing, credit card and acquisition divisions. Ms. Nelson received an M.B.A. from Temple University and holds a B.A. from LaSalle College. She completed additional post-graduate studies at the Wharton School of the University of Pennsylvania. In 2000, she was named one of the Top 100 Advertising Executives by Advertising Age, and one of the Top 10 Marketers by Financial Services Marketing.

Board Meetings and Committees

      The Board of Directors conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its Committees. During the fiscal year ended September 24, 2004, the Board of Directors held six meetings and took action by written consent 12 times. During fiscal year 2004, each Director attended at least 75 percent of the aggregate number of meetings of the Board of

Directors and meetings of the Committees of the Board of Directors on which he served. Although the Company does not have a formal policy regarding Director attendance at our Annual Meeting of Stockholders, we encourage Directors to attend. Seven of the eight Directors attended the 2004 Annual Meeting of Stockholders.

      The Board of Directors has established three Committees: Audit, Compensation and Nominations.

      Audit Committee. The functions performed by the Audit Committee are described in the Audit Committee Charter and include (i) overseeing the Company’s internal accounting and operational controls as well as its financial and regulatory reporting, (ii) selecting the Company’s independent auditors and managing director of corporate audit, and assessing their performance on an ongoing basis, (iii) reviewing the Company’s financial statements and audit findings, and taking any action considered appropriate by the Audit Committee and the Board of Directors, (iv) performing other oversight functions as requested by the full Board of Directors and (v) reporting activities performed to the full Board of Directors. The Audit Committee Charter was adopted by unanimous written consent of the Board of Directors on September 5, 2002 and subsequently adopted by the Audit Committee at the October 3, 2002 Audit Committee meeting. The Charter was reviewed and reaffirmed by the Audit Committee at the November 16, 2004 Audit Committee meeting. The Audit Committee Charter is available on the Company’s Web site at www.amtd.com. The Audit Committee is currently composed of Messrs. Fleisher, Landry and Mitchell. Mr. Fleisher serves as the Audit Committee’s chairman. All current Audit Committee members are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board of Directors has also designated Mr. Fleisher as an audit committee financial expert as defined by the SEC. The Company’s Audit Committee met 10 times during fiscal year 2004. The Report of the Audit Committee for the fiscal year ended September 24, 2004 appears under PROPOSAL 2 — “RATIFICATION OF APPOINTMENT OF AUDITOR”.

      Compensation Committee. The Compensation Committee reviews and approves broad compensation philosophy and policy and changes in executive salary levels, bonus payments and stock option awards pursuant to the Company’s management incentive plans as outlined below. The Compensation Committee is currently composed of Messrs. Hutchins, Mitchell and Pagliuca. Mr. Hutchins serves as the Compensation Committee’s chairman. Mr. Pagliuca will resign from the Board of Directors immediately prior to the 2005 Annual Meeting. If elected as a Director at the 2005 Annual Meeting, Mr. Cook will be appointed to replace Mr. Pagliuca on the Compensation Committee. The Compensation Committee Charter is available on the Company’s Web site at www.amtd.com. The Company’s Compensation Committee met three times during fiscal year 2004. The Report of the Compensation Committee on Executive Compensation appears under “EXECUTIVE COMPENSATION”.

      Nominations Committee. On December 10, 2004, the Board of Directors established a Nominations Committee. The Nominations Committee’s purpose is to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by (1) identifying individuals qualified to serve on the Board; (2) reviewing the qualifications of the members of the Board and recommending nominees to fill vacancies on the Board; and (3) recommending a slate of nominees for election or reelection as directors by the corporation’s stockholders at the annual meeting to fill the seats of directors whose terms are expiring. The Nominations Committee’s Charter provides that its members will be independent as defined under applicable Nasdaq Stock Market rules and will not include any Director designated by the Datek holders or the Ricketts holders pursuant to the Stockholders Agreement. The Nominations Committee is currently composed of Messrs. Fleisher and Mitchell. Both current Nominations Committee members are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market. Mr. Mitchell serves as the Nominations Committee’s chairman. The Nominations Committee Charter is available on the Company’s Web site at www.amtd.com. Written communications submitted by stockholders pursuant to the Company’s Stockholder Communications Policy, recommending the nomination of a person to be a member of the Company’s Board of Directors, will be forwarded to the chair of the Nominations Committee for consideration. The Nominations Committee will consider Director candidates who have been identified by other Directors or the Company’s stockholders but has no obligation to recommend such candidates for nomination except as may be required by contractual obligation of the Company. Stockholders who submit Director recommendations must include the following: (a) a detailed resume outlining the candidate’s knowledge, skills and experience, (b) a one-page summary of the candidate’s attributes, including a statement as to why the candidate is an excellent choice for the Board, (c) a detailed resume of the stockholder submitting the Director recommendation and (d) the number of shares held by the stockholder, including the dates such shares were acquired. The Company has retained a professional search firm to assist in identifying candidates, performing background research and conducting the interview process.

      The Nominations Committee Charter establishes guidelines for identifying and evaluating candidates for selection to the Board as follows:

1. Decisions for recommending candidates for nomination shall be based on merit, qualifications, performance, character and integrity and the Company’s business needs and shall comply with the Company’s anti-discrimination policies and federal, state and local laws.

2. The composition of the entire Board shall be taken into account when evaluating individual directors, including: the diversity, depth and breadth of knowledge, skills, experience and background represented on the Board; the need for financial, business, financial industry, public company and other experience and expertise on the Board and its committees; and the need to have directors work cooperatively to further the interests of the Company and its stockholders.

3. Candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties as a director.

4. Candidates shall be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and stockholders as a whole.

5. The Nominations Committee may determine any other criteria.

      Notwithstanding any provision to the contrary in the Nominations Committee Charter, when the Company is legally required by contractual obligation to provide third parties with the ability to nominate directors (including pursuant to the Stockholders Agreement discussed under “Stockholders Agreement”) the selection and nomination of such directors shall not be subject to the Committee’s review and recommendation process.

Stockholder Communications Policy

      On November 18, 2004, the Company’s Board of Directors established a process for stockholders to send communications to the Board. Stockholders may communicate with any member of the Board of Directors, including the chairperson of any committee, an entire committee or the independent Directors or all Directors as a group, by sending written communications to:

Chief Administrative Officer Ameritrade Holding Corporation 4211 South 102nd Street Omaha, Nebraska 68127

      A stockholder must include his or her name and address in any such written communication and indicate whether he or she is a Company stockholder.

      The Chief Administrative Officer will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate Director or Directors. Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee. The Chief Administrative Officer will not forward non-substantive communications or communications that pertain to personal grievances to Directors, but will instead forward them to the appropriate department within the Company for resolution. The Chief Administrative Officer will retain a copy of such communications for review by any Director upon his or her request.

Compensation of Directors

      The Company maintains the Ameritrade Holding Corporation 1996 Directors Incentive Plan (the “Directors Plan”), administered by the Compensation Committee, pursuant to which non-employee Directors are granted various equity awards and may make elections with respect to the payment of their retainers and fees. Specifically, the Directors Plan provides that, upon a non-employee Director’s election to the Board for his or her first term, the Director will receive (a) a stock option to purchase such number of shares of the Company’s Common Stock as determined by the Chairman of the Board and approved by the Board and (b) an award of restricted stock, the fair market value of which is equal to approximately $20,000 or such other amount determined by the Board from time to time. Non-employee Directors may also be awarded stock options other than upon their initial election to the Board as determined from time to time by the Board. Awards made pursuant to the Directors Plan will generally vest in substantially equal annual installments over a period of three years, beginning with the first anniversary of the grant date. The exercise price of options granted under the Directors Plan may not be less than the fair market value of a share of the Company’s Common Stock on the date of the grant of the option. The expiration date with respect to an award under the Directors Plan is the earlier of the ten-year anniversary of the date on which the award is granted or the one-year anniversary of the date on which the non-employee Director’s service as a director of the Company terminates for cause. Options are not exercisable after the expiration date. Restricted stock that is not vested on the expiration date is forfeited.

      Employee Directors do not receive compensation for services provided as a Director. Non-employee Directors receive an annual retainer payable in advance. For fiscal year 2004, the annual retainer was $25,000. Fifty percent of the retainer is payable in cash and fifty percent is payable in the form of Common Stock, provided that, if a Director has met the Company’s equity ownership guidelines, the Director may elect to receive all or any portion of the stock retainer in cash. Non-employee Directors receive payments of $1,500 for quarterly meetings and $1,000 for Committee meetings, all payable quarterly in arrears in the form of cash or Common Stock at the election of the Director. The foregoing elections and payments are made pursuant to the Directors Plan. Awards for periods of less than 12 months are calculated and determined by the Board.

      Pursuant to the Directors Plan, non-employee Directors may elect to defer receipt of all or a portion of the retainer and meeting and Committee fees otherwise payable to the non-employee Director, including those amounts that would otherwise be payable to the non-employee Director in the form of Common Stock. Amounts deferred pursuant to a non-employee Director’s election are credited to a bookkeeping account, which consists of a “Cash Subaccount” reflecting amounts that would otherwise have been payable to the non-employee Director in cash and a “Stock Subaccount” reflecting amounts that would otherwise have been payable to the non-employee Director in Common Stock. As of the first day of each fiscal quarter, the Cash Subaccount is adjusted to reflect contributions and distributions during the preceding fiscal quarter and is credited with interest computed at the prime rate as reported by the Wall Street Journal for that date (or, if that day is not a business day, the next preceding business day). The Stock Subaccount is credited with “stock units” as of each day that a deferred amount would otherwise have been payable to the non-employee Director in Common Stock, is charged with stock units as of each day on which amounts are distributed from the Stock Subaccount and is credited with stock units as of each record date to reflect dividends paid, if any, on the Common Stock. For purposes of the adjustments to the Stock Subaccount, one stock unit corresponds to one share of Common Stock.

      Deferred amounts are payable to non-employee Directors as of a distribution date elected by the non-employee Director at the time of the deferral. If no distribution date is specified, payments begin as of the first business day of January of the year following the date on which the non-employee Director ceases to be a Director of the Company for any reason. Distributions of deferred amounts can be made in ten annual installments commencing on the distribution date elected. A non-employee Director may also elect to have payments in a lump sum or in any number of annual payments not exceeding ten. If a non-employee Director dies prior to the full payment of his deferral account, the balance will be paid in a lump sum to a beneficiary designated by the non-employee Director. The Compensation Committee may also distribute the full balance of a non-employee Director’s deferral account in a lump sum at any time.

      Directors are reimbursed by the Company for travel and entertainment expenses incurred while attending Board or committee meetings or while on Company business, including first class airfare between their home cities and the location of the meeting, business meals while on Company business, ground transportation and miscellaneous expenses such as tips and mileage. Hotel charges are billed directly to the Company for Directors attending Board or committee meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely upon the Company’s review of forms filed by Directors, officers and certain beneficial owners of the Company’s Common Stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the 1934 Act, the Company has identified the following late filings by the Section 16(a) Reporting Persons: Kenneth I. Feldman’s Form 3 and one transaction on Form 4 were reported late due to a delay in obtaining a Central Index Key (CIK) number from the SEC for Mr. Feldman.

Stock Ownership of Certain Beneficial Owners and Management

      As of the Record Date, there were 404,598,009 shares of Common Stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of the Company’s Common Stock by each of the executive officers named in the Summary Compensation Table, by Directors and nominees, by each person believed by the Company to beneficially own more than 5 percent of the Company’s Common Stock and by all current executive officers and Directors of the Company as a group:

	Number of	Percent of
	Shares of	Shares of
	Common	Common
Name	Stock	Stock

Directors and Executive Officers
J. Joe Ricketts(1), Chairman and Founder	87,565,218	21.5%
Joseph H. Moglia(2), Chief Executive Officer	10,686,973	2.6%
John R. MacDonald(3), Executive Vice President, Chief Financial Officer and Treasurer	756,606	*
J. Peter Ricketts(4), Executive Vice President, Chief Operating Officer, Vice Chairman and Corporate Secretary	11,111,921	2.7%
Michael R. Feigeles(5), Executive Vice President	251,000	*
Asiff S. Hirji(6), Executive Vice President, Chief Information Officer	401,212	*
Dan W. Cook III, Director Nominee	0	*
Michael D. Fleisher(7), Director	35,547	*
Glenn H. Hutchins(8), Director	11,495,061	2.8%
C. Kevin Landry(9), Director	18,987,100	4.7%
Mark L. Mitchell(10), Director	205,915	*
Stephen G. Pagliuca(11), Director	33,676	*
Thomas S. Ricketts(12), Director	9,713,243	2.4%
All Directors and Executive Officers as a group(13) (18 in group)	144,146,091	34.4%
Other Stockholders
T. Rowe Price Associates, Inc.(14)	23,469,847	5.8%
100 East Pratt Street Baltimore, MD 21202
Entities affiliated with Alliance Capital Management L.P. (15)	22,920,314	5.7%
1345 Avenue of the Americas, 38th Floor New York, NY 10105
Entities affiliated with TA Associates, Inc.(16)	18,967,767	4.7%
125 High Street, Suite 2500 Boston, MA 02110

	Number of	Percent of
	Shares of	Shares of
	Common	Common
Name	Stock	Stock

Entities affiliated with Silver Lake Partners, L.P.(17)	11,466,209	2.8%
2725 Sand Hill Road, Building C Suite 150 Menlo Park, CA 94025
Ricketts Grandchildren Trust(18)	19,008,000	4.7%

*	Less than 1 percent of the issued and outstanding shares.

(1)	Shares of Common Stock beneficially owned by Mr. Ricketts consist of 66,254,374 shares held jointly with Marlene M. Ricketts, his spouse, in brokerage margin accounts; 8,186,112 shares held by the Marlene M. Ricketts 1994 Dynasty Trust, over which Mr. Ricketts has sole voting and dispositive power; 8,186,688 shares held by the J. Joe Ricketts 1996 Dynasty Trust, over which Mrs. Ricketts has sole voting and dispositive power; 2,475,000 shares owned by Mr. Ricketts individually but pledged as collateral; 332,352 shares held in the J. Ricketts IRA; 332,352 shares held in the M. Ricketts IRA; 3,750 shares held in Mr. Ricketts’ 401(k) account; and 1,794,590 shares issuable upon the exercise of options exercisable within 60 days. Percentage ownership is determined on the basis of 406,392,599 shares of Common Stock, consisting of 404,598,009 shares outstanding and 1,794,590 shares issuable upon the exercise of options exercisable within 60 days.

(2)	Consists of 651,400 shares held by Mr. Moglia individually in a brokerage margin account; 140,000 shares held in trust for the benefit of Mr. Moglia’s family; 2,954 shares held in Mr. Moglia’s 401(k) account; and 9,892,619 shares issuable upon the exercise of options exercisable within 60 days.

(3)	Consists of 53,005 shares held by Mr. MacDonald individually in IRA accounts; 3,638 shares held by Mr. MacDonald’s spouse individually in an IRA account; 10,249 shares held in Mr. MacDonald’s 401(k) account; 568,852 shares issuable upon the exercise of options exercisable within 60 days; and 120,862 shares held for the benefit of Mr. MacDonald in a deferred compensation account under the Company’s Executive Deferred Compensation Program.

(4)	Consists of 954,387 shares held by Mr. Ricketts individually in a brokerage margin account; 200,410 shares held jointly with Mr. Ricketts’ spouse in a brokerage margin account; 19,950 shares held in trusts for the benefit of Mr. Ricketts’ children; 68,663 shares in Mr. Ricketts’ 401(k) account; 467,985 shares issuable upon the exercise of options exercisable within 60 days; 597,188 shares in the Marlene Ricketts Trust for the benefit of J. Peter Ricketts over which Mr. Ricketts has sole voting and dispositive power; and 8,803,338 shares in the Marlene Ricketts Annuity Trust 2002 #1, Marlene Ricketts Annuity Trust 2003 #1, Marlene Ricketts Annuity Trust 2004 #1 and Marlene Ricketts Annuity Trust 2004 #2 over which Mr. Ricketts has shared voting and dispositive power.

(5)	Consists of 7,700 shares held by Mr. Feigeles individually in a brokerage margin account and 243,300 shares issuable upon the exercise of options exercisable within 60 days.

(6)	Consists of 26,212 shares held for the benefit of Mr. Hirji in a deferred compensation account under the Company’s Executive Deferred Compensation Program and 375,000 shares issuable upon the exercise of options exercisable within 60 days.

(7)	Consists of 4,000 shares held by Mr. Fleisher individually; 2,000 shares of restricted stock; 13,333 shares issuable upon the exercise of options exercisable within 60 days; and 16,214 stock units held in a deferred compensation account for Mr. Fleisher.

(8)	Consists of 13,519 shares held by Mr. Hutchins individually; 2,000 shares of restricted stock; 13,333 shares issuable upon the exercise of options exercisable within 60 days; and 11,466,209 shares owned by Silver Lake Partners, L.P. and its affiliated entities (see footnote 17 below). Mr. Hutchins is a Managing Member and officer of the General Partner of Silver Lake Partners, L.P. The shares held individually, restricted shares and shares issuable upon exercise of stock options were awarded to Mr. Hutchins in his capacity as a Director of the Company. Under Silver Lake Partners’ arrangements with respect to director compensation, any proceeds from these shares are to be assigned to Silver Lake Technology Management, L.L.C. As a result, Mr. Hutchins disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Mr. Hutchins disclaims beneficial ownership of all shares owned by Silver Lake Partners, L.P. and its affiliated entities, except to the extent of his pecuniary interest therein.

(9)	Consists of 4,000 shares held by Mr. Landry individually; 2,000 shares of restricted stock; 13,333 shares issuable upon the exercise of options exercisable within 60 days; and 18,967,767 shares owned by TA Associates, Inc. and its affiliated entities (see footnote 16 below). The shares held individually, restricted shares and shares issuable upon exercise of stock options were awarded to Mr. Landry in his capacity as a Director of the Company. Under TA Associates’ arrangements with respect to director compensation, any proceeds from these shares are to be assigned to TA Associates Management L.P. As a result, Mr. Landry disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Mr. Landry disclaims beneficial ownership of all shares owned by TA Associates, Inc. and its affiliated entities, except to the extent of 52,955 shares, which he owns through TA Investors LLC.

(10)	Includes 122,895 shares held by Mr. Mitchell individually in a brokerage margin account; 29,816 shares held by Mr. Mitchell in IRA accounts; 2,000 shares of restricted stock; 39,025 shares issuable upon the exercise of options exercisable within 60 days; and 12,179 shares in the Janet T. Mitchell IRA, over which Mr. Mitchell has shared voting and dispositive power.

(11)	Consists of 18,343 shares held by Mr. Pagliuca individually; 2,000 shares of restricted stock held by Mr. Pagliuca individually; and 13,333 shares issuable upon the exercise of options exercisable within 60 days.

(12)	Consists of 268,099 shares held by Mr. Ricketts jointly with his spouse in a brokerage margin account; 2,000 shares of restricted stock; 2,685 stock units held in a deferred compensation account for Mr. Ricketts; 13,333 shares issuable upon the exercise of options exercisable within 60 days; 26,600 shares held in trusts for the benefit of Mr. Ricketts’ children; 597,188 shares held in the Marlene Ricketts Trust for the benefit of Thomas S. Ricketts over which Mr. Ricketts has sole voting and dispositive power; and 8,803,338 shares in the Marlene Ricketts Annuity Trust 2002 #1, Marlene Ricketts Annuity Trust 2003 #1, Marlene Ricketts Annuity Trust 2004 #1 and Marlene Ricketts Annuity Trust 2004 #2 over which Mr. Ricketts has shared voting and dispositive power.

(13)	Includes 14,602,821 shares issuable upon the exercise of options exercisable within 60 days. Percentage ownership is determined on the basis of 419,200,830 shares of Common Stock, consisting of 404,598,009 shares outstanding and 14,602,821 shares issuable upon the exercise of options exercisable within 60 days.

(14)	Based on Form 13F filed on November 15, 2004 for the quarter ended September 30, 2004 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. claimed sole voting authority with respect to 10,545,147 and no voting authority with respect to 12,924,700 shares.

(15)	Based on Form 13F filed on November 12, 2004 for the quarter ended September 30, 2004 by AXA on behalf of Alliance Capital Management L.P. and affiliated funds. Alliance Capital Management L.P. and affiliated funds claimed sole voting authority with respect to 18,710,561, shared voting authority with respect to 1,800,940 shares and no voting authority with respect to 2,408,813 shares.

(16)	Represents shares owned by a group of investment funds affiliated with TA Associates, including (i) 12,019,137 shares owned by TA IX, L.P.; (ii) 4,408,658 shares owned by TA/Advent VIII, L.P.; (iii) 1,637,297 shares owned by TA Atlantic & Pacific IV, L.P.; (iv) 450,800 shares owned by Advent Atlantic & Pacific III, L.P.; (v) 360,354 shares owned by TA Investors, LLC; and (vi) 91,521 shares owned by TA Executives Fund, LLC.

(17)	Represents shares owned by Silver Lake Partners, L.P., Silver Lake Investors, L.P. and Silver Lake Technology Investors, L.L.C.

(18)	The trustee of the Ricketts Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Streets, Omaha, Nebraska, 68102.

Stockholders Agreement

      In connection with the Datek merger on September 9, 2002, the Ricketts holders, the Datek holders and the Company entered into a Stockholders Agreement that provided, among other things, that:

•	the Ricketts holders and the Datek holders have agreed to vote their shares of Common Stock in favor of a Board of Directors of the Company consisting of nine members, of which, as of the 2005 Annual Meeting, three are designated by the Ricketts holders, two are designated by the Datek holders, and three, who are neither affiliates of the Ricketts holders or the Datek holders nor employees of the Company, are selected with the agreement of the Ricketts holders and the Datek holders, subject to limitations, until after the Company’s annual stockholders meeting in 2006;

•	if a Ricketts holder or a Datek holder sells shares in some negotiated transactions, the other Ricketts holders and Datek holders are entitled to participate in the same transaction by selling a pro rata amount of their shares;

•	the Ricketts holders and the Datek holders have agreed, until March 27, 2005, to vote their shares in favor of specified merger and sale of the Company transactions that are approved by specified Directors and against specified merger and sale of the Company transactions that are not approved by specified Directors; and

•	the Ricketts holders and the Datek holders have agreed, from March 27, 2005 until the day after the Company’s annual meeting of stockholders in 2007, to vote their shares in favor of specified merger and sale of the Company transactions that are approved by a majority of the entire Board of Directors.

      As of the Record Date, the Ricketts holders owned approximately 25.9% and the Datek holders collectively owned approximately 7.5% of the Company’s Common Stock.

EXECUTIVE COMPENSATION

      The following table sets forth a three year history of the annual and long-term compensation awarded to, earned by or paid by the Company and its subsidiaries to each person serving as Chief Executive Officer at any time during the fiscal year ended September 24, 2004, and to each of the other five highest paid executive officers of the Company (collectively, the “Named Executive Officers”) for the fiscal year ended September 24, 2004. In accordance with SEC rules, the compensation described in this table does not include medical, group life insurance and other benefits that are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the Named Executive Officers that do not, in the aggregate, exceed the lesser of $50,000 or 10 percent of any such officer’s aggregate salary and bonus described in this table.

Summary Compensation Table

					Long-term
		Annual Compensation			Compensation

					Securities
				Other Annual	Underlying	All Other
				Compensation	Options/	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	SARs (#)	($)

Joseph H. Moglia(1)	2004	600,000	1,687,500	3,562	—	16,368
Chief Executive Officer	2003	600,000	1,143,750	3,263,048	8,199,813	9,963
	2002	600,000	1,068,930	7,777,961	—	—
J. Joe Ricketts(2)	2004	650,000	1,316,250	2,386	750,000	16,368
Chairman and Founder	2003	650,000	892,125	1,666	80,817	9,963
	2002	650,000	1,008,755	—	753,443	4,697
John R. MacDonald(3)	2004	350,000	945,000	—	—	16,368
Executive Vice President, Chief	2003	350,000	480,375	160,125	523,572	9,963
Financial Officer and Treasurer	2002	327,346	182,630	182,630	119,866	4,700
J. Peter Ricketts(4)	2004	350,000	945,000	—	—	16,368
Executive Vice President, Chief	2003	307,885	564,250	—	523,572	9,963
Operating Officer; Vice Chairman	2002	287,308	313,080	—	119,866	4,697
and Corporate Secretary
Michael R. Feigeles(5)	2004	350,000	945,000	—	—	—
Executive Vice President	2003	203,269	373,625	—	500,000	—
	2002	—	—	—	—	—
Asiff S. Hirji(6)	2004	350,000	945,000	—	—	—
Executive Vice President, Chief	2003	168,269	340,187	180,063	750,000	—
Information Officer	2002	—	—	—	—	—

(1)	Amounts under Other Annual Compensation for Mr. Moglia consist of deferred compensation earned pursuant to his employment agreement of $0, $3,259,109 and $7,775,000 for fiscal years 2004, 2003 and 2002, respectively, and reimbursements for payment of income taxes of $3,562, $3,939 and $2,961 for fiscal years 2004, 2003 and 2002, respectively. Amounts under All Other Compensation for Mr. Moglia represent employer contributions to the Company’s qualified 401(k) Profit Sharing Plan in the form of Company Common Stock.

(2)	Amounts under Other Annual Compensation for Mr. J. Joe Ricketts consist of reimbursements for payment of income taxes. Amounts under All Other Compensation for Mr. J. Joe Ricketts represent employer contributions to the Company’s qualified 401(k) Profit Sharing Plan in the form of Company Common Stock.

(3)	Amounts under Other Annual Compensation for Mr. MacDonald consist of bonus payments that were deferred by the employee into a trust that holds shares of Common Stock pursuant to the Ameritrade Holding Corporation Executive Deferred Compensation Program. Amounts under All Other Compensa-

tion for Mr. MacDonald consist of employer contributions to the Company’s qualified 401(k) Profit Sharing Plan in the form of Company Common Stock.

(4)	Amounts under All Other Compensation for Mr. J. Peter Ricketts consist of employer contributions to the Company’s qualified 401(k) Profit Sharing Plan in the form of Company Common Stock.

(5)	Mr. Feigeles became an employee of the Company in February 2003.

(6)	Mr. Hirji became an employee of the Company in April 2003. Amounts under Other Annual Compensation for Mr. Hirji consist of bonus payments that were deferred by the employee into a trust that holds shares of Common Stock pursuant to the Ameritrade Holding Corporation Executive Deferred Compensation Program.

Option Grants in Last Fiscal Year

      The following table sets forth information regarding stock options granted to Named Executive Officers during fiscal 2004 pursuant to the Company’s stock option plans. No grants of Stock Appreciation Rights were made to Named Executive Officers in fiscal 2004.

	Individual Grants

	Number of	% of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of
	Underlying	Granted to			Stock Appreciation for the
	Options	Employees in	Exercise or		Option Term(2)($)
	Granted	Fiscal	Base Price	Expiration
Name	(#)	Year(1)	($/share)	Date	5%	10%

Joseph H. Moglia	—	0.0%	—	—	—	—
J. Joe Ricketts	750,000	81.4%	10.90	8/5/14	5,141,214	13,028,845
John R. MacDonald	—	0.0%	—	—	—	—
J. Peter Ricketts	—	0.0%	—	—	—	—
Michael R. Feigeles	—	0.0%	—	—	—	—
Asiff S. Hirji	—	0.0%	—	—	—	—

(1)	Based on an aggregate of 921,500 options granted to employees during fiscal 2004.

(2)	Calculated on the assumption that the market value of the underlying stock increases at the stated values compounded annually for the ten-year term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 2004 and unexercised options held as of the end of fiscal 2004.

			Number of Securities		Value of Unexercised in-the-
	Number of		Underlying Unexercised		Money Options
	Shares		Options at Sept. 24, 2004		at Sept. 24, 2004(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph H. Moglia	—	—	8,243,670	1,772,275	$48,843,910	$11,750,183
J. Joe Ricketts	—	—	1,586,025	1,187,335	$10,980,164	$3,345,919
John R. MacDonald	—	—	437,959	392,679	$1,764,598	$2,567,478
J. Peter Ricketts	—	—	307,126	477,612	$1,352,212	$2,979,864
Michael R. Feigeles	6,700	$45,359	243,300	250,000	$1,613,079	$1,657,500
Asiff S. Hirji	—	—	250,000	500,000	$1,602,500	$3,205,000

(1)	Based on the market price of $11.68 per share, which was the closing price per share of the Company’s Common Stock on the Nasdaq National Market on the last day of fiscal 2004, less the exercise price payable for such shares.

Employment and Severance Agreements

      The Company currently has employment agreements with each of its Named Executive Officers.

      Joseph H. Moglia. Mr. Moglia’s employment agreement was entered into as of March 1, 2001 and had a two-year initial term. The agreement was renewed for an additional two-year term on March 1, 2003. On December 15, 2004, the Company and Mr. Moglia agreed to amend and restate Mr. Moglia’s employment agreement. As amended, Mr. Moglia’s employment agreement will be extended through September 30, 2005 at the same salary and annual bonus target. Either party may terminate the employment agreement with or without cause. Pursuant to the original agreement, Mr. Moglia was paid a signing bonus of $1.3 million and was reimbursed for relocation costs. The original agreement provided for the payment of a base salary of $600,000 per year, a one-time benefit of $15.6 million pursuant to a deferred compensation plan that vested as of March  1, 2003 and is payable upon his termination, and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The original agreement was amended in 2002 to provide Mr. Moglia an annual bonus with a target of $625,000. In addition, the original agreement provided that, if Mr. Moglia were still employed by the Company as of March 1, 2003, he would be awarded stock options with respect to 2 percent of the then outstanding shares of Company Common Stock. If Mr. Moglia is discharged from employment by the Company without cause or terminates his employment under circumstances that constitute constructive dismissal, all of his stock options will vest. Under the deferred compensation plan established in connection with the original agreement, Mr. Moglia is entitled to a deferred payment of cash compensation, as adjusted for earnings and losses based on investment performance. The balance in the deferred compensation account vested pro rata on a daily basis over the initial two-year term. Payments of the deferred compensation account balance shall begin as soon as practicable after Mr. Moglia’s termination date and may be made in a lump sum or installments over a period of not more than 10 years, as elected by Mr. Moglia in accordance with the plan. If Mr. Moglia dies before the vested balance in his deferred compensation account is paid to him, the vested balance will be paid in a lump sum to a beneficiary named by him. Pursuant to the December 15, 2004 agreement, Mr. Moglia will be entitled to fly on private aircraft when traveling on Company-related business. Mr. Moglia will establish a budget for private air travel which is subject to the approval by the Company’s Board of Directors and which will not exceed $200,000 for the remainder of the employment term as extended.

      The original agreement provides that, if a change in control of the Company occurs, Mr. Moglia’s employment will automatically terminate and he will be entitled to the payments and benefits to which he would otherwise be entitled under the agreement had he continued in employment with the Company through both the initial and additional two-year terms. Pursuant to the December 15, 2004 agreement, Mr. Moglia has agreed not to compete with the Company from the end of the term of his employment through September 30, 2006. He will be entitled to receive noncompetition payments during the period in which the agreement not to compete is in effect equal to the payments (salary, bonus and health and disability insurance) he currently receives under his employment agreement.

      Following Mr. Moglia’s retirement at the end of the term of his amended employment agreement, Mr. Moglia would be given the title of CEO Emeritus of the Company. He will be entitled to retain this title for no more than five years, subject to earlier termination upon his death, his commencement of other employment, or his engaging in specified conduct that would permit termination for cause under his existing employment agreement. Mr. Moglia would be required to relinquish his title of CEO Emeritus of the Company upon the approval of a majority of the Company’s Board of Directors following the recommendation of the then Company Chief Executive Officer. As CEO Emeritus of the Company, Mr. Moglia would be expected to perform the duties consistent with those of a CEO Emeritus of a public company as requested from time to time by the Company’s Board of Directors. While CEO Emeritus of the Company, Mr. Moglia would be entitled to the following benefits: (a) an office at the Company’s headquarters, subject to relocation at the Company’s or Mr. Moglia’s request to a location in the continental United States of Mr. Moglia’s choice, the cost of such office shall not substantially exceed the cost of providing Mr. Moglia an office in Omaha at September 30, 2005; (b) an assistant at his office location, the cost of such assistant not to substantially exceed the cost of providing Mr. Moglia an assistant in Omaha at September 30, 2005; and (c) the ability to utilize private air travel when traveling at the Company’s request on Company’s business, subject to the same terms as apply to private air travel at September 30, 2005. If Mr. Moglia’s status as CEO Emeritus of the Company is terminated by the Company’s Board of Directors, Mr. Moglia would be entitled to continue to receive the benefits described in (a) and (b) in the preceding sentence for a period equal to the lesser of 24 months after he relinquishes the title of CEO Emeritus of the Company or the remainder of the CEO Emeritus term.

      Under an agreement between the Company and Mr. Moglia, dated September 13, 2001, the Company agreed to lend Mr. Moglia the Medicare tax amounts due from time to time resulting from his vesting in benefits under the deferred compensation plan. Mr. Moglia is required to repay the loan, which does not bear interest, at the time of termination of his employment. The Company may set off the amount of the loan against the amount that would otherwise be payable to Mr. Moglia under the deferred compensation plan. For periods prior to the termination of his employment, the Company will reimburse Mr. Moglia annually for all taxes imposed on the interest imputed to Mr. Moglia.

      J. Joe Ricketts, Chairman and Founder. Mr. Ricketts’ employment agreement was entered into as of October 1, 2001 and has a seven-year term. Either party may terminate the agreement with or without cause. The agreement provides for the payment of a base salary of not less than $650,000 per year, an annual bonus with a target level for each of fiscal years 2002 and 2003 of not less than 75% of his base salary, grants of stock options pursuant to the Company’s long term incentive plan with a target award value for each of fiscal years 2002 and 2003 of not less than $1,200,000, employee assistance program payments and tax payments, fully equipped home offices, participation in employee benefits plans and programs maintained by the Company, and reimbursement for reasonable fees and expenses for legal, tax, accounting, financial and estate planning counseling and services and some insurance coverages. If the agreement is terminated due to Mr. Ricketts’ disability, Mr. Ricketts is entitled to payment of 50% of his base salary plus benefits until the earlier of the end of the agreement term or the fifth anniversary of the date of the disability. If Mr. Ricketts is discharged from employment by the Company without cause or terminates his employment following specified breaches of the agreement by the Company, he will be entitled to receive payments of his base salary, bonus, option awards and continuing benefits for the remainder of the agreement term; provided, that in no event will his payments under these circumstances be less than the sum of three times (1) his base salary, determined as of October 1, 2001, and (2) his annual cash bonus payable for 2002. If a termination described in the preceding sentence occurs, Mr. Ricketts will also be entitled to recover damages he incurs as a result of his inability to exercise his outstanding stock options. The agreement contains covenants by Mr. Ricketts not to compete with the Company during the term of the agreement and for a specified period after the term. Mr. Ricketts and the Company entered into an amendment to the employment agreement dated August 5, 2004. Under the amendment, Mr. Ricketts was granted a stock option award for fiscal year 2003 with respect to 750,000 shares of Company Common Stock. Mr. Ricketts will not be entitled to annual stock option awards for fiscal years after 2003 until the Company reinstates its annual stock option award program that existed on October 1, 2001 or implements a new program that provides, after fiscal year 2003, equity-based incentive compensation to at least one of the other executive officers of the Company; however, if Mr. Ricketts is discharged from employment by the Company without cause or terminates his employment following specified breaches of the agreement by the Company, his annual stock option award will be in the amount of options to purchase 390,000 shares of Company Common Stock. Subsequent to fiscal year 2003 the Company will have the discretion to determine the annual cash bonus and annual stock option award targets and target levels for Mr. Ricketts; however, in determining his annual cash bonus and annual stock option award, the Company must treat Mr. Ricketts reasonably, equitably and comparably to the Company’s other executive officers.

      John R. MacDonald, Executive Vice President, Chief Financial Officer and Treasurer. Mr. MacDonald’s employment agreement was entered into as of September 9, 2002 and has a three-year term. The agreement provides for the payment of a base salary of $350,000, an annual bonus target of 100% of his base salary, grants of stock options pursuant to the Company’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The agreement provides that it may be terminated by either party at any time and that if Mr. MacDonald is terminated by the Company for any reason other than cause or if he terminates his employment for good reason, he will be entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. MacDonald will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at the Company’s cost. If, following a change in control, Mr. MacDonald’s employment is terminated by the Company without cause or his employment is terminated for good reason, he will be entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement contains covenants by Mr. MacDonald not to compete with the Company during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. MacDonald’s execution of a release of claims and, if any payments under the agreement would subject Mr. MacDonald to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

      J. Peter Ricketts, Executive Vice President, Chief Operating Officer. Mr. Ricketts’ employment agreement was entered into as of September 9, 2002 and has a three-year term with provisions for renewal for an additional twelve months. The agreement provides for the payment of an annual base salary of at least $300,000, an annual bonus with a target of 100% of his base salary, grants of stock options pursuant to the Company’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The agreement provides that it may be terminated by either party at any time. If Mr. Ricketts is terminated by the Company for any reason other than cause or if he terminates his employment for good reason, Mr. Ricketts is entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. Ricketts will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at the Company’s cost. If, following a change in control, Mr. Ricketts’ employment is terminated by the Company without cause or his employment is terminated for good reason, he is entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement contains covenants by Mr. Ricketts not to compete with the Company during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. Ricketts’ execution of a release of claims and, if any payments under the agreement would subject Mr. Ricketts to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

      Michael R. Feigeles, Executive Vice President. Mr. Feigeles’ employment agreement was entered into as of February 28, 2003 and has a two-year term. The agreement provides for the payment of a base salary of $350,000, an annual bonus with a target of 100% of his base salary, grants of stock options pursuant to the Company’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The agreement provides that it may be terminated by either party at any time. If Mr. Feigeles is terminated by the Company for any reason other than cause or if he terminates his employment for good reason, Mr. Feigeles is entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. Feigeles will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at the Company’s cost. If, following a change in control, Mr. Feigeles’ employment is terminated by the Company without cause or his employment is terminated for good reason, he is entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement contains covenants by Mr. Feigeles not to compete with the Company during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. Feigeles’ execution of a release of claims and, if any payments under the agreement would subject Mr. Feigeles to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

      Asiff S. Hirji, Executive Vice President, Chief Information Officer. Mr. Hirji’s employment agreement was entered into as of April 7, 2003 and has a three-year term. The agreement provides for the payment of a base salary of $350,000, an annual bonus with a target of 100% of his base salary, grants of stock options pursuant to the Company’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The agreement provides that it may be terminated by either party at any time. If Mr. Hirji is terminated by the Company for any reason other than cause or if he terminates his employment for good reason, Mr. Hirji is entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. Hirji will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at the Company’s cost. If, following a change in control, Mr. Hirji’s employment is terminated by the Company without cause or his employment is terminated for good reason, he is entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement contains covenants by Mr. Hirji not to compete with the Company during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. Hirji’s execution of a release of claims and, if any payments under the agreement would subject Mr. Hirji to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

Report of the Compensation Committee on Executive Compensation

      This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”) and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 (the “1933 Act”) or the 1934 Act.

      The Compensation Committee (the “Committee”) of the Board of Directors establishes and administers the Company’s executive compensation programs. The Committee is currently composed of three non-employee directors of the Board, Messrs. Hutchins, Mitchell and Pagliuca. No member of the Committee during fiscal year 2004 was an employee of the Company or any of its subsidiaries. Each member qualifies as a “non-employee director” under rule 16b-3 under the Securities Exchange Act of 1934 and as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Philosophy and Policy Overview

      The Committee’s purpose is to develop and maintain compensation programs and policies reflective of the Company’s strategy to provide strong performance incentive for achieving goals to maximize stockholder value. To accomplish this, the Committee constructs compensation determinations based upon the following goals:

1. Align executive compensation with stockholder interests; and

2. Attract, retain and motivate an effective executive team.

      The Company’s executive officers’ base salaries are determined by comparing individual responsibilities with industry survey data and responsibilities of the other Company executive officers. In addition, a target annual incentive bonus award is based on a percentage of salary. The incentive bonus is at-risk pay, which serves to motivate the executive to perform, and comprises a large portion of total executive compensation. The Committee has utilized the services of an external executive compensation consultant to provide objective and competitive data to ensure stockholder-beneficial decision making consistent with the Company’s compensation goals.

      The Committee and the Company strongly believe in executive ownership of Company stock. This benefits stockholders by meaningfully aligning executive goals and decision-making to stockholder interests. Executives are required to adhere to equity ownership guidelines that require a specific percentage of stock ownership, ranging from 100 to 500 percent of annual base salary, depending on executive level.

Base Salaries

      In order to remain competitive with the market, the Committee reviews executive salaries as needed. Comparably sized general industry, technology and financial services competitors are selected for analysis and comparison. Executive officer salary adjustments are determined by objective and subjective evaluation of individual performance and by comparison with market data of external comparable positions, internal comparison, and applicable terms of existing employment agreements.

Annual Incentive Bonuses

      Annual incentive bonuses are designed to promote strong Company performance and achievement of the Company’s initiatives. Target incentive percentages are set at the beginning of the fiscal year and payout is earned according to achievement of Company goals. The Company’s executive officers participate in the Management Incentive Plan. This plan is based on the achievement of key corporate performance metrics and is intended to be qualified under Section 162(m) of the Code in order to maximize tax deductibility for the Company, while providing strong incentive for goal achievement at the highest levels of the organization. For fiscal year 2004, 100 percent of annual incentive compensation was based upon quantitative goals for the Company’s diluted earnings per share.

      Executives were able to defer all or part of annual incentive bonuses under a deferred compensation program in the form of Company stock.

Long-Term Incentives

      The Committee considers the award of stock options in specific cases based on individual performance or for purposes of retaining and attracting key executives.

      Although the long-term incentive plan also permits the award of stock appreciation rights, stock awards (including restricted stock units) and performance units, no such awards have been made under the program. The Company granted replacement stock appreciation rights in fiscal 2002 to former Datek employees in connection with the Datek merger.

Deductibility of Compensation

      Section 162(m) of the Code limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless certain requirements are met. For fiscal year 2004, the requirements for deductible compensation under Section 162(m) were met for all executive officers. The policy of the Compensation Committee with respect to Section 162(m) is to establish and maintain a compensation program that will optimize the deductibility of compensation. However, the Committee may exercise its right to use judgment, where merited, by the need to respond to changing business conditions or to an executive officer’s individual performance, to authorize compensation which may not in a specific case, be fully deductible by the Company.

Chief Executive Officer Compensation

      In fiscal year 2004, Mr. Moglia served in the capacity of Chief Executive Officer. The determination of the Chief Executive Officer’s salary, annual incentive, and grants of stock options followed the philosophy and policies set forth above for all other executive compensation, subject to any individual terms in the executive’s employment agreement.

Glenn H. Hutchins, Chairman
Mark L. Mitchell
Stephen G. Pagliuca

Compensation Committee Interlocks and Insider Participation

      During fiscal 2004, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Performance Graph

      The Company performance information is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the Company performance information shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the 1933 Act or the 1934 Act.

      The following graph and table set forth information comparing the cumulative total return from a $100 investment in the Company, a broad-based stock index and the stocks making up an industry peer group on September 24, 1999 through the end of the Company’s most recent fiscal year.

	Period Ending

Index	9/24/99	9/29/00	9/28/01	9/27/02	9/26/03	9/24/04

Ameritrade Holding Corporation	100.00	98.27	22.20	21.59	66.27	64.66
S&P 500	100.00	114.28	83.78	67.67	83.16	94.24
Peer Group	100.00	136.92	45.08	35.64	52.23	43.06

The Peer Group is comprised of the following companies whose primary business is online brokerage:

The Charles Schwab Corporation
E*TRADE Financial Corporation
CSFBdirect(1)
TD Waterhouse Group, Inc.(2)

(1)	Included in peer group until August 21, 2001, when the stock was acquired by Credit Suisse First Boston, Inc.

(2)	Included in peer group until November 26, 2001, when the stock was acquired by The Toronto-Dominion Bank.

Certain Relationships and Related Transactions

      Gartner, Inc. provides professional research services to the Company under a three-year contract, which expires October 2005. During fiscal 2004, the Company paid approximately $131,000 to Gartner, Inc. under the contract. Michael D. Fleisher, a Director of the Company, was Chairman and Chief Executive Officer of Gartner, Inc. until August 2004. Glenn H. Hutchins and Stephen G. Pagliuca, Directors of the Company, are directors of Gartner, Inc.

      Two siblings and a brother-in-law of J. Joe Ricketts each hold management positions with the Company and received annual compensation ranging from approximately $114,000 to $169,000 for fiscal 2004.

      Under an agreement between the Company and Joseph H. Moglia, Chief Executive Officer, dated September 13, 2001, the Company agreed to lend Mr. Moglia the Medicare tax amounts due from time to time resulting from his vesting in benefits under the deferred compensation plan. Mr. Moglia is required to repay the loan, which does not bear interest, at the time of termination of his employment. The Company may set off the amount of the loan against the amount that would otherwise be payable to Mr. Moglia under the deferred compensation plan. The balance of the loan was approximately $222,000 as of September 24, 2004.

      Certain Directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company. Margin loans to these individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

      In November 2003, the Company purchased 7.5 million shares of its Common Stock from certain stockholders (and certain donees of those shares) concurrent with a secondary offering by those stockholders of approximately 43.1 million shares of their Common Stock. The Company acquired the 7.5 million shares from the selling stockholders at the net public offering price of $12.159 per share. The selling stockholders and the respective quantities of shares sold to the Company are as follows:

Selling Stockholders	Shares	Amount Paid

Entities affiliated with Bain Capital(1)	3,255,035	$39,577,971
Entities affiliated with Silver Lake Partners	2,208,875	26,857,711
Entities affiliated with TA Associates, Inc.	1,480,559	18,002,117
J. Joe Ricketts and Marlene M. Ricketts	540,726	6,574,687
J. Peter Ricketts	14,805	180,014

Total	7,500,000	$91,192,500

(1)	Includes 541,450 shares contributed by certain partners and other employees of the Bain Capital entities to certain charities prior to the offering. The charities sold the donated shares to the Company concurrent with the offering.

      Stephen G. Pagliuca, a director of the Company, is Managing Director of Bain Capital. Glenn H. Hutchins, a director of the Company, is a Managing Director of Silver Lake Partners. C. Kevin Landry, a director of the Company, is a Managing Director and Chief Executive Officer of TA Associates, Inc. J. Joe Ricketts is Chairman and Founder of the Company. J. Peter Ricketts is Vice Chairman and Corporate Secretary of the Company’s Board of Directors and Executive Vice President and Chief Operating Officer of the Company. The secondary offering was conducted pursuant to the terms of a registration rights agreement dated July 26, 2002 entered into among the Company and the selling stockholders, among others, in connection with the Datek merger. In accordance with the terms of the registration rights agreement, the Company paid various expenses of the offering totaling approximately $0.6 million.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITOR

      Deloitte & Touche LLP, which has been the independent auditor for the Company since 1975, has been appointed by the Audit Committee as auditor for the Company and its subsidiaries for the fiscal year ending September 30, 2005. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting; provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of Deloitte & Touche LLP as the Company’s auditors for the fiscal year ending September 30, 2005, unless specified otherwise.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2005.

      Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

      The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended September 24, 2004 and September 26, 2003, and fees for other services rendered by Deloitte & Touche LLP during those periods.

	2004	2003

Audit Fees	$611,537	$521,066
Audit Related Fees	150,211	102,516
Tax Fees	621,762	133,469
All Other Fees	0	48,376

Total	$1,383,510	$805,427

      Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

      Audit Related Fees. Audit related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions, statutory audits and business acquisitions.

      Tax Fees. Tax services include fees for tax compliance, tax advice and tax planning.

      All Other Fees. All other services include fees related to a proprietary regulatory reporting software license and maintenance contract used in our brokerage operations.

      The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2004 and 2003 were compatible.

      We have been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

      The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

      On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

      Audit — Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

      Audit Related Services — Audit related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions, statutory audits, and business acquisitions.

      Tax — Tax services include fees for tax compliance, tax advice and tax planning.

      Other Services — Other services are pre-approved on an engagement-by-engagement basis.

Report of the Audit Committee

      The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

      The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the adopted Audit Committee Charter through a formal written report dated and executed as of December 9, 2004. A copy of that report is set forth below.

December 9, 2004

The Board of Directors

Ameritrade Holding Corporation

Fellow Directors:

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Corporation’s financial reporting process. The Audit Committee conducted its oversight activities for Ameritrade Holding Corporation and subsidiaries (“Ameritrade”) in accordance with the duties and responsibilities outlined in the audit committee charter. The Audit Committee annually reviews the NASD standard of independence for audit committees and its most recent review determined that the committee meets that standard.

Ameritrade management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Corporation’s independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the Unites States of America.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of Ameritrade Holding Corporation, has fulfilled its objectives, duties and responsibilities as stipulated in the audit committee charter and has provided adequate and appropriate independent oversight and monitoring of Ameritrade’s systems of internal control for the fiscal year ended September 24, 2004.

These activities included, but were not limited to, the following significant accomplishments during the fiscal year ended September 24, 2004:

•	Reviewed and discussed the audited financial statements with management and the external auditors.

•	Discussed with the external auditors the matters requiring discussion by Statement on Auditing Standards No. 61, including matters related to the conduct of the audit of the financial statements.

•	Received written disclosures and letter from the external auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors their independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in Ameritrade’s Annual Report on Form 10-K for the fiscal year ended September 24, 2004, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Ameritrade Holding Corporation Audit Committee

Michael D. Fleisher, Chairman

C. Kevin Landry
Mark L. Mitchell

SUBMISSION OF STOCKHOLDER PROPOSALS

      In order to be included in the Company’s Proxy Statement relating to its next annual meeting, stockholder proposals must be received by the Company no later than September 26, 2005 by the Secretary of the Company at the Company’s principal executive offices. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Secretary no earlier than October 19, 2005 and no later than November 18, 2005. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of Common Stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

      Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and it does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the Board of Directors to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting.

      The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by Directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. In addition to solicitation by mail, the Company has made these materials available via the Internet at www.amtd.com. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

/s/ J. Peter Ricketts

J. Peter Ricketts, Secretary

Omaha, Nebraska

January 24, 2005

REVOCABLE PROXY OF HOLDERS
OF COMMON STOCK

AMERITRADE HOLDING CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 16, 2005 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The undersigned hereby authorizes the Board of Directors of Ameritrade Holding Corporation (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Joslyn Art Museum, on Wednesday, February 16, 2005, at 10:30 a.m., Central Standard Time and at any postponement or adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

1.	ELECTION OF CLASS III DIRECTORS

(1) J. Joe Ricketts
(2) Dan W. Cook III

☐ For All

☐ Withhold All

☐ For All Except

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

2.	AUDITORS. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending September 30, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. Management is not aware of any other matters that should come before the Annual Meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR CLASS III DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company prior to the meeting or by filing with the Secretary of the Company prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 16, 2005 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated:

(Signature)

(Signature if held jointly)

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.